Monarch Casino & Resort Reports Fourth Quarter Net Revenue of $51.5 Million and Fourth Quarter Adjusted EBITDA of $12.4 Million

Company Reports Record Full Year Adjusted EBITDA of $50.0 Million

RENO, NV -- (Marketwired - February 24, 2016) - Monarch Casino & Resort, Inc. (NASDAQ: MCRI) ("Monarch" or "the Company") today reported operating results for the fourth quarter and full year ended December 31, 2015, as summarized below:

($ in thousands, except per share data and percentages)

                           Three Months Ended         Twelve Months Ended
                              December 31,               December 31,
                       -------------------------- --------------------------
                         2015     2014   Increase   2015     2014   Increase
                       -------- -------- -------- -------- -------- --------
Net revenues           $ 51,485 $ 45,859    12.3% $202,245 $187,767     7.7%
Adjusted EBITDA (1)      12,398    9,536    30.0%   50,041   43,475    15.1%
Net income             $  5,123 $  3,811    34.4% $ 20,659 $ 14,185    45.6%
                       ======== ======== ======== ======== ======== ========

Basic EPS              $   0.30 $   0.23    30.4% $   1.22 $   0.85    43.6%
Diluted EPS            $   0.29 $   0.22    31.8% $   1.19 $   0.83    43.4%

(1) Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.

CEO Comment
John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented, "We generated a 12.3% rise in net revenue and a 30.0% increase in Adjusted EBITDA in the 2015 fourth quarter, concluding a strong year for Monarch. Our solid fourth quarter results were driven by top-line and Adjusted EBITDA growth at both Atlantis Casino Resort Spa and Monarch Casino Black Hawk while our 2015 full year Adjusted EBITDA of $50.0 million is an all-time high for Monarch.

"Throughout 2015, we strengthened the competitive position of both of our properties and leveraged the unique growth opportunities presented by each of their markets. In Reno, Atlantis benefited from the city's ongoing renaissance which is attracting new businesses, additional economic activity and increased employment. Consistent with our focus on continuously improving our facilities and their offerings, we plan to bolster Atlantis' position as Northern Nevada's premier casino resort through additional property enhancements over the next two quarters. In March 2016, we expect to open our redesigned and upgraded Toucan Charlie's Buffet. Additionally, we expect to complete the conversion of leased land and buildings adjacent to Atlantis into 300 additional surface parking spaces during the second quarter, increasing the amount of surface parking adjacent to Atlantis by approximately 34%. This new area will provide needed parking, convenient guest access to primary casino floor entrances and a direct route to Atlantis from an additional major local traffic artery.

"Monarch Black Hawk's strong fourth quarter performance was driven by a full quarter of contribution from the recently completed redesign and upgrade of the gaming floor. After nearly seven quarters of construction, we are again operating with a full complement of gaming positions including approximately 700 slot machines and 14 table games. We remain on-track to complete and open the property's new parking structure late in the second quarter of 2016. Following the completion of the parking structure, we plan to raze the existing parking structure in the third quarter and break ground on the new hotel tower, expanded casino and additional restaurants in the fourth quarter of 2016, with completion of the full project expected in the third quarter of 2018.

"As we look to 2016, we are confident that our focus on guest service, prudent expense management and continuing property upgrades, as well as positive Reno and Black Hawk market trends, position Monarch to generate another year of strong financial results."

Summary of 2015 Fourth Quarter Operating Results
For the 2015 fourth quarter, consolidated net revenues of $51.5 million increased 12.3% year-over-year, driven by growth at both Atlantis and Monarch Black Hawk. Casino revenues rose 11.7% on a year-over-year basis, food and beverage revenues grew 10.7% and hotel revenues increased 14.8%. Consolidated promotional allowances increased $0.9 million, or 9.0%. As a percentage of gross revenues, promotional allowances decreased to 18.0% from 18.4% in the prior year fourth quarter.

Consolidated Adjusted EBITDA increased $2.9 million, or 30.0%, year-over-year to $12.4 million in the fourth quarter of 2015.

Casino operating expenses as a percentage of casino revenues declined to 41.8% for the fourth quarter of 2015 compared to 44.4% in the fourth quarter of 2014 primarily due to higher casino revenues. Food and beverage operating expense as a percentage of food and beverage revenues for the 2015 fourth quarter decreased to 39.0% from 42.4% in the 2014 fourth quarter due primarily to operating cost efficiencies and menu price increases. Hotel operating expenses as a percentage of hotel revenues increased to 35.4% in the fourth quarter of 2015 compared to 28.0% in the prior year due primarily to higher repairs and maintenance expense.

Selling, general and administrative ("SG&A") expenses for the 2015 fourth quarter increased $1.4 million, or 10.7%, over the 2014 fourth quarter, driven primarily by higher payroll and repairs and maintenance expenses.

Monarch Black Hawk Expansion
Summarized below is an update on the Company's ongoing upgrade and expansion of Monarch Black Hawk, including the expected costs and completion dates for the project as well as the amounts spent through December 31, 2015:

                       -----------------------------------------------------
$ in millions                         Total Spent
                                        Through                  Estimated
                                     December 31,    Left to    Completion
                           Cost          2015         Spend        Date
                       ------------ -------------- ---------- --------------
I. Existing Facility
Monarch Casino Black
 Hawk (1)                   $76           $76           -        Completed
                                                                 Interior
                                                                completed;
Existing Facility                                             Exterior 2016-
 Upgrade (2)(3)          $34 - $36        $18       $16 - $18      2017
                       --------------------------------------
  Total Existing
   Facility             $110 - $112       $94       $16 - $18
                       --------------------------------------

II. Expansion
Acquired Land Parcels       $10           $10           -        Completed
Parking Structure (3)    $38 - $41        $28       $10 - $13      2Q16
Hotel Tower & Casino                                 $229 -
 (4)                    $229 - $234        -          $234         3Q18
Other (3)                $8 - $10         $8         $0 - $2       3Q18
                       --------------------------------------
                                                     $239 -
  Total Expansion       $285 - $295       $46         $249
                       --------------------------------------
                                                     $255 -
  Total Cost            $395 - $407      $140         $267
                       ======================================

(1) The Company paid $76.0 million cash or $69.2 million net of acquired working capital and NOLs when it acquired Monarch Black Hawk (formerly
Riviera Black Hawk Casino).
(2) Includes upgrades to interior, which was completed in August 2015, and exterior of existing facility to match the design of the master planned expansion.
(3) The Company expects to fund the amount left to spend primarily from operating cash flow and, to a lesser extent, from its credit facility.
(4) The Company anticipates funding the hotel tower and casino expansion from a combination of operating cash flow and an expansion or replacement of its credit facility.

During the fourth quarter of 2015, the Company made further progress on construction of the facility's new parking structure. The Company continues to expect that it will complete the structure and open it to the public late in the second quarter of 2016. Following the completion of the new parking structure, the existing parking structure will be razed and construction of the hotel tower and casino expansion will begin with an expected completion date in the third quarter of 2018.

Credit Facility
During the 2015 fourth quarter, the Company made net borrowings of $3.0 million, which increased the amount outstanding on its credit facility to $40.9 million at December 31, 2015. Capital expenditures of $13.4 million in the fourth quarter of 2015 primarily represent costs related to the Monarch Black Hawk master development plan and were funded from a combination of the Company's operating cash flows and credit facility borrowings.

Interest expense for the 2015 fourth quarter decreased to $0.1 million from $0.3 million in the fourth quarter of 2014 due to lower average outstanding borrowings and a lower cost of borrowings in the 2015 fourth quarter compared to the 2014 fourth quarter.

2016 Annual Stockholders' Meeting Date
The Company's 2016 Annual Meeting of Stockholders will be held on Wednesday, June 8, 2016 at 10:00am PDT at the Atlantis Casino Resort Spa, which is located at 3800 South Virginia Street in Reno, Nevada. The record date for stockholders entitled to vote at the Annual Meeting is April 15, 2016.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) future operating performance; (ii) economic and market conditions; (iii) plans, objectives and expectations regarding Atlantis and/or Monarch Black Hawk; and (iv) plans, costs, financing, construction, completion and opening timelines of upgraded, redesigned and/or expanded facilities at Monarch Black Hawk. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. With respect to the Monarch Black Hawk master development plan and expansion project, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;
  access to available and reasonable financing on a timely basis, including the ability of the Company to expand or replace its credit facility on acceptable terms;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets; and
  the effects of local and national economic, credit and capital market conditions on the economy, in general, and on the gaming industry, in particular.

Additional information concerning potential factors that could affect all forward looking statements, including the Company's financial results is included in the Company's Securities and Exchange Commission filings, which are available on the Company's website at www.MonarchCasino.com.

Non-GAAP Financial Measures
Please see the separate Reconciliation of Adjusted EBITDA to Net Income (unaudited) below.

Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

About Monarch Casino & Resort, Inc.
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Monarch Casino Black Hawk (formerly the Riviera Black Hawk Casino) in Black Hawk, Colorado, approximately 40 miles west of Denver. For additional information on Monarch, visit Monarch's website at www.monarchcasino.com.

The Atlantis features approximately 61,000 square feet of casino space; 824 guest rooms; eight food outlets; two espresso and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 37 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

The Company acquired Monarch Casino Black Hawk, the first casino encountered by visitors arriving from Denver on Highway 119, in April 2012. The property features approximately 30,000 square feet of casino space, approximately 700 slot machines, 14 table games, a 250 seat buffet-style restaurant, a snack bar and a parking structure with approximately 500 spaces. Once completed, the Monarch Black Hawk expansion will nearly double the casino space and will add a 23 story hotel tower with approximately 500 guest rooms and suites, an upscale spa and pool facility, three restaurants (bringing the total to four restaurants), additional bars, a new parking structure and associated support facilities. The planned nine story parking structure will increase total parking on site from approximately 500 spaces to approximately 1,500 parking spaces.

- financial tables follow -

        MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
          CONDENSED CONSOLIDATED STATEMENTS OF INCOME
             (In thousands, except per share data)

                            Three months ended        Twelve months ended
                               December 31,              December 31,
                         ------------------------  ------------------------
                             2015         2014         2015         2014
                         -----------  -----------  -----------  -----------
                         (unaudited)  (unaudited)  (unaudited)
Revenues
  Casino                 $    39,459  $    35,324  $   156,843  $   145,134
  Food and beverage           14,697       13,271       56,500       52,314
  Hotel                        5,418        4,719       22,629       21,733
  Other                        3,207        2,907       11,198       10,394
                         -----------  -----------  -----------  -----------
    Gross revenues            62,781       56,221      247,170      229,575
  Less promotional
   allowances                (11,296)     (10,362)     (44,925)     (41,808)
                         -----------  -----------  -----------  -----------
    Net revenues              51,485       45,859      202,245      187,767
                         -----------  -----------  -----------  -----------

Operating expenses
  Casino                      16,493       15,701       65,970       61,583
  Food and beverage            5,734        5,629       22,249       21,410
  Hotel                        1,918        1,319        6,787        5,992
  Other                        1,014          891        3,963        3,545
  Selling, general and
   administrative             14,534       13,132       54,779       52,987
  Depreciation and
   amortization                3,776        4,320       15,933       17,824
  Loss on disposition of
   assets                         29           94            9          343
  Colorado ballot
   initiative costs                -           19            -        1,864
                         -----------  -----------  -----------  -----------
    Total operating
     expenses                 43,498       41,105      169,690      165,548
                         -----------  -----------  -----------  -----------

    Income from
     operations                7,987        4,754       32,555       22,219
                         -----------  -----------  -----------  -----------

Other expenses
  Interest expense, net
   of amounts capitalized       (142)        (288)        (679)      (1,104)
                         -----------  -----------  -----------  -----------
    Total other expense         (142)        (288)        (679)      (1,104)
                         -----------  -----------  -----------  -----------

    Income before income
     taxes                     7,845        4,466       31,876       21,115
Provision for income
 taxes                        (2,722)        (655)     (11,217)      (6,930)
                         -----------  -----------  -----------  -----------
    Net income           $     5,123  $     3,811  $    20,659  $    14,185
                         ===========  ===========  ===========  ===========

Earnings per share of
 common stock
  Net income
    Basic                $      0.30  $      0.23  $      1.22  $      0.85
    Diluted              $      0.29  $      0.22  $      1.19  $      0.83

Weighted average number
 of common shares and
 potential common shares
 outstanding
    Basic                     17,094       16,806       16,948       16,734
    Diluted                   17,483       17,097       17,335       17,107

               MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED BALANCE SHEETS
                       (In thousands, except shares)

                                                 December 31,  December 31,
                                                     2015          2014
                                                 ------------  ------------
ASSETS                                            (unaudited)
Current assets
  Cash and cash equivalents                      $     21,164  $     21,583
  Receivables, net                                      3,729         3,047
  Income taxes receivable                                 611         1,139
  Inventories                                           2,881         2,846
  Prepaid expenses                                      3,402         4,021
  Deferred income taxes                                     -         1,626
                                                 ------------  ------------
    Total current assets                               31,787        34,262
                                                 ------------  ------------
Property and equipment
  Land                                                 29,549        29,415
  Land improvements                                     6,701         6,701
  Buildings                                           150,966       150,821
  Buildings improvements                               23,255        18,142
  Furniture and equipment                             134,704       125,671
  Construction in progress                             37,424        15,672
  Leasehold improvements                                1,347         1,347
                                                 ------------  ------------
                                                      383,946       347,769
  Less accumulated depreciation and amortization     (180,792)     (167,498)
                                                 ------------  ------------
    Net property and equipment                        203,154       180,271
                                                 ------------  ------------
Other assets
  Goodwill                                             25,111        25,111
  Intangible assets, net                                6,200         7,366
  Deferred income taxes                                 7,415         4,682
  Other assets, net                                     1,179           609
                                                 ------------  ------------
    Total other assets                                 39,905        37,768
                                                 ------------  ------------
      Total assets                               $    274,846  $    252,301
                                                 ============  ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Current portion of long-term debt              $     40,900  $          -
  Accounts payable                                      6,747         7,933
  Construction accounts payable                         1,407         1,790
  Accrued expenses                                     21,873        19,327
                                                 ------------  ------------
    Total current liabilities                          70,927        29,050
                                                 ------------  ------------
Long - term debt                                            -        46,300
                                                 ------------  ------------
      Total liabilities                                70,927        75,350
                                                 ------------  ------------
Stockholders' equity
  Preferred stock, $.01 par value, 10,000,000
   shares authorized; none issued                           -             -
  Common stock, $.01 par value, 30,000,000 shares
   authorized; 19,096,300 shares issued;
   17,202,699 outstanding at December 31, 2015;
   16,812,794 outstanding at December 31, 2014            191           191
  Additional paid-in capital                           22,728        22,985
  Treasury stock, 1,893,601 shares at December
   31, 2015; 2,283,506 shares at December 31,
   2014                                               (26,404)      (32,970)
  Retained earnings                                   207,404       186,745
                                                 ------------  ------------
      Total stockholders' equity                      203,919       176,951
                                                 ------------  ------------
      Total liabilities and stockholders' equity $    274,846  $    252,301
                                                 ============  ============

               MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
               RECONCILIATIN OF ADJUSTED EBITDA TO NET INCOME
                          (In thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, a GAAP financial measure:

                               Three Months Ended      Twelve Months Ended
                                  December 31,            December 31,
                             ----------------------  ----------------------
                                2015        2014        2015        2014
                             ----------  ----------  ----------  ----------
    Adjusted EBITDA (1)      $   12,398  $    9,536  $   50,041  $   43,475
Expenses:
  Stock based compensation         (606)       (349)     (1,544)     (1,225)
  Depreciation and
   amortization                  (3,776)     (4,320)    (15,933)    (17,824)
  Colorado ballot initiative
   costs                              -         (19)          -      (1,864)
  Interest expense, net of
   amount capitalized              (142)       (288)       (679)     (1,104)
  Loss on disposition of
   assets                           (29)        (94)         (9)       (343)
  Provision for income taxes     (2,722)       (655)    (11,217)     (6,930)
                             ----------  ----------  ----------  ----------
    Net income               $    5,123  $    3,811  $   20,659  $   14,185
                             ==========  ==========  ==========  ==========

(1) Adjusted EBITDA, a non-GAAP financial measure, consists of net income plus loss on disposal of assets, provision for income taxes, stock based compensation expense, other one-time charges, interest expense, depreciation and amortization less interest income, any benefit for income taxes and gain on disposal of assets. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity.
    This item enables comparison of the Company's performance with the performance of other companies that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

Contacts:
David Farahi
Chief Operating Officer
775/825-4700
dfarahi@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500
mcri@jcir.com